Exhibit 1.2

RESTATED ARTICLES OF INCORPORATION

Business Corporations Act

(Alberta)

Section 180

1. Name of Corporation: Hammerhead Energy Inc.	2. Corporate Access Number: 2024952919

3.	The classes of shares and any maximum number of shares the corporation is authorized to issue:

The attached Schedule of Share Capital is incorporated into and forms part of this form.

4.	Restriction on Share Transfers (if any):

None.

5.	Number, or minimum and maximum number of directors:

Not less than Three (3) directors and not more than Eleven (11) directors.

6.	If the corporation is restricted FROM carrying on a certain business or restricted TO carrying on a certain business, specify the restriction(s):

None.

7.	Other Provisions, if any:

The attached Schedule of Other Provisions is incorporated into and forms part of this form.

The Restated Articles of Incorporation correctly set out above, and without substantive change represent, the Articles of Incorporation as amended and supersede the original Articles of Incorporation.

Bryce Safton	/s/ Bryce Safton
Name of Person Authorizing (please print)	Signature

Solicitor	February 23, 2023
Title (please print)	Date

This information is being collected for purposes of corporate registry records in accordance with the Business Corporations Act. Questions about the collection of this information can be directed to the Freedom of Information and Protection of Privacy Co-ordinator for Alberta Registries, Research and Program Support, 3rd Floor, Commerce Place, 10155 – 102 Street, Edmonton, Alberta T5J 4L4, (780) 422-7330.

SCHEDULE OF SHARE CAPITAL

The authorized capital of the Corporation shall consist of:

(a)	one class of shares, to be designated as “Class A Common Shares”, in an unlimited number; and

(b)

one class of shares, to be designated as “First Preferred Shares”, issuable in series, to be limited in number to an amount equal to not more than 20% of the number of issued and outstanding Class A Common Shares at the time of issuance of any First Preferred Shares.

such shares having attached thereto the following rights, privileges, restrictions and conditions.

CLASS A COMMON SHARES

The rights, privileges, restrictions and conditions attaching to the Class A Common Shares shall be as follows:

1.	Voting

The holders of the Class A Common Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation, except meetings at which only holders of a different class or series of shares of the Corporation are entitled to vote, and shall be entitled to one vote for each Class A Common Share.

2.	Dividends

Subject to the prior rights and privileges attached to any other class or series of shares of the Corporation, the holders of the Class A Common Shares shall be entitled to receive dividends at such times and in such amounts as the directors of the Corporation may in their discretion from time to time declare.

3.	Liquidation

Subject to the prior rights and privileges attached to any other class or series of shares of the Corporation, upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or any other distribution of its assets among its shareholders for the purpose of winding up its affairs (such event referred to herein as a “Distribution”), each holder of Class A Common Shares shall have the right to receive, in cash or other assets, for each Class A Common Share held, from out of (but only to the extent of) the remaining property of the Corporation legally available for distribution to shareholders, its pro rata share of such remaining property based on the number of Class A Common Shares held thereby, and shall rank equally with all holders of Class A Common Shares with respect to such Distribution.

FIRST PREFERRED SHARES

The rights, privileges, restrictions and conditions attaching to the First Preferred Shares, as a class, shall be as follows:

1.	Issuance in Series

(a)

Subject to the filing of Articles of Amendment in accordance with the Business Corporations Act (Alberta) (the “Act”), the Board of Directors may at any time and from time to time issue the First Preferred Shares in one or more series, each series to consist of such number of shares as may, before the issuance thereof, be determined by the Board of Directors.

(b)

Subject to the filing of Articles of Amendment in accordance with the Act and the provisions, the Board of Directors may from time to time fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to each series of First Preferred Shares including, without limiting the generality of the foregoing, the amount, if any, specified as being payable preferentially to such series on a Distribution; the extent, if any, of further participation on a Distribution; voting rights, if any; and dividend rights (including whether such dividends be preferential, or cumulative or non-cumulative), if any.

2.	Dividends

The holders of each series of First Preferred Shares shall be entitled, in priority to holders of Class A Common Shares and any other shares of the Corporation ranking junior to the First Preferred Shares from time to time with respect to the payment of dividends, to be paid rateably with holders of each other series of First Preferred Shares, the amount of accumulated dividends, if any, specified as being payable preferentially to the holders of such series.

3.	Liquidation

In the event of a Distribution, holders of each series of First Preferred Shares shall be entitled, in priority to holders of Class A Common Shares and any other shares of the Corporation ranking junior to the First Preferred Shares from time to time with respect to payment on a Distribution, to be paid rateably with holders of each other series of First Preferred Shares the amount, if any, specified as being payable preferentially to the holders of such series on a Distribution.

SCHEDULE OF OTHER PROVISIONS

a.	The directors of the Corporation may, without authorization of the shareholders:

i.	borrow money on the credit of the Corporation;

ii.	issue, reissue, sell or pledge debt obligations of the Corporation;

iii.	subject to the Business Corporations Act (Alberta), give a guarantee on behalf of the Corporation to secure performance of an obligation of any person, and;

iv.	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

b.	The directors may, by resolution, delegate the powers referred to in section (a) hereof to a director, a committee of directors or an officer.

c.	Any meeting of the shareholders of the Corporation may be held at any place in or outside of Alberta as the directors shall from time to time determine.

d.

The directors may, between annual meetings, appoint one or more additional directors of the Corporation to serve until the next annual meeting, but the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the expiration of the last annual meeting of the Corporation.